Exhibit 99.2

Axsome Therapeutics Announces Pricing of Public Offering of $174 Million of Shares of Common Stock

NEW YORK, NY, December 19, 2019 -- Axsome Therapeutics, Inc. (Nasdaq: AXSM) (“Axsome” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced the pricing of an underwritten public offering of 2,000,000 shares of its common stock at a public offering price of $87.00 per share. The proceeds from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Axsome, are expected to be $174.0 million.  In addition, Axsome has granted the underwriters a 30-day option to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about December 23, 2019, subject to customary closing conditions.

Axsome intends to use the proceeds from this offering to continue to fund the ongoing clinical development of its late stage product candidates and for other general corporate purposes, including funding existing and potential new clinical programs and product candidates. Additional indications may be explored with the use of proceeds.

SVB Leerink is acting as lead bookrunning manager for the offering. Morgan Stanley is acting as joint bookrunning manager for the offering. Cantor Fitzgerald & Co., Ladenburg Thalmann & Co. Inc., SunTrust Robinson Humphrey, Inc. and William Blair & Company, L.L.C. are acting as co-lead managers for the Offering. BTIG, LLC and H.C. Wainwright & Co. are acting as co-managers for the Offering.

The shares of common stock described above are being offered by Axsome pursuant to its shelf registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). The offering may be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC, copies of which may be obtained, when available, by contacting SVB Leerink, Attention: Syndicate Department, One Federal Street, 37th Floor Boston, MA, 02110, by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s core CNS product candidate portfolio includes four clinical-stage candidates, AXS-05, AXS-07, AXS-09, and AXS-12. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), a Phase 2/3 trial in agitation associated with Alzheimer’s disease (AD), and is being developed for major depressive disorder (MDD). AXS-05 is also being developed for smoking cessation treatment. AXS-07 is currently in two Phase 3 trials for the acute treatment of migraine. AXS-12 is being developed for the treatment of narcolepsy. AXS-05, AXS-07, AXS-09, and AXS-12 are investigational drug products not approved by the FDA.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the anticipated final terms, timing and completion of the proposed offering; the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson

Senior Vice President, Operations

Axsome Therapeutics, Inc.

200 Broadway, 3rd Floor

New York, NY 10038

Tel: 212-332-3243

Email: mjacobson@axsome.com

www.axsome.com